SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
 OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission File Number: 0-18115

                         Strawbridge & Clothier
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        (Exact Name of registrant as specified in its charter)


     801 Market Street, Philadelphia, PA 19107-3199 (215/629-6776)
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


             Series A Common Stock Par Value $1 Per Share
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       (Titles of each class of securities covered by this Form)


                                 None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       X          Rule 12h-3(b)(1)(i)
                      ---------                            ---------
Rule 12g-4(a)(1)(ii)                 Rule 12h-3(b)(1)(ii)
                      ---------                            ---------
Rule 12g-4(a)(2)(i)                  Rule 12h-3(b)(2)(i)
                      ---------                            ---------
Rule 12g-4(a)(2)(ii)                 Rule 12h-3(b)(2)(ii)
                      ---------                            ---------
                                     Rule 15d-6
                                                           ---------

     Approximate number of holders of record as of the certification or notice
date:   none
        ----

     Pursuant to the requirements of the Securities Exchange Act of 1934, Strawbridge & Clothier has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 18, 1997                By:     /s/Thomas S. Rittenhouse
                                           ------------------------
                                           Thomas S. Rittenhouse
                                           Vice President